As filed with the Securities and Exchange Commission on September 29, 2003

Registration No. 333-106446

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT No. 2

to the

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

TRANSCEND SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0378756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

945 East Paces Ferry Road, N.E., Suite 1475

Atlanta, Georgia 30326

(404) 364-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Larry G. Gerdes

President, Chief Executive Officer and Chief Financial Officer

945 East Paces Ferry Road, N.E., Suite 1475

Atlanta, Georgia 30326

(404) 364-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David W. Ghegan, Esq.

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309

(404) 815-3782

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $0.05 par value per share	2,903,422 shares	$3.05	$8,855,437.10	$716.41	(3)

(1)	The shares of common stock are being registered hereby for the account of certain shareholders of Transcend Services, Inc. No other shares of common stock are being registered pursuant to this offering.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on June 20, 2003.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2003

PROSPECTUS

2,903,422 Shares

TRANSCEND SERVICES, INC.

Common Stock

This is a resale of outstanding shares of our common stock by the selling shareholders named in this prospectus. The shares covered by this prospectus were issued by us to the holders of our Series A and B Convertible Preferred Stock in conjunction with the redemption and/or conversion of our Preferred Stock into common stock and the issuance of common stock in lieu of preferred stock cash dividends to certain holders of our Preferred Stock.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “TRCR.” On September 26, 2003, the last reported sale price for our common stock, as reported on Nasdaq, was $2.92 per share.

The selling shareholders will sell their shares as described in the “Plan of Distribution” section, which begins on page 12. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock being offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered. The registration statement can be read at the SEC web site or at the SEC Public Reference Room mentioned under the heading “Where You Can Find More Information.”

When acquiring any of the securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including any supplements hereto and the information incorporated by reference. Neither we nor any selling shareholders have authorized anyone to provide you with different information. The securities are not being offered in any state where the offer would be prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of the respective document.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references mean Transcend Services, Inc. and its subsidiaries.

i

NOTICE REGARDING ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Arthur Andersen LLP was our principal independent accountant until their dismissal on September 6, 2001. Accordingly, Arthur Andersen audited our consolidated balance sheet as of December 31, 2000 and our consolidated statements of operations, stockholders’ equity and cash flows for the year then ended (the “2000 Financial Statements”). Prior to the date of this prospectus, the Arthur Andersen partners who reviewed our audited 2000 Financial Statements resigned from Arthur Andersen and the firm has subsequently ceased practicing before the SEC. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the inclusion in this registration statement of its audit report originally issued on February 27, 2001 with respect to our 2000 Financial Statements. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without the written consent of Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement with respect to the 2000 Financial Statements, which are incorporated by reference in the registration statement.

ii

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements include the information concerning the possible or assumed future results of our operations. Also, when we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Prospective investors should note that many factors, some of which are discussed elsewhere in this prospectus and in the exhibits to the registration statement of which this prospectus is a part, could affect our future financial results and could cause the results to differ materially from those expressed in our forward-looking statements contained in this prospectus. These factors include the following:

•	operating, legal and regulatory risks;

•	economic, political and competitive forces affecting our business; and

•	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The accompanying information contained in this prospectus, as well as in our SEC filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at www.sec.gov.

We have filed a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following documents previously filed with the SEC:

1.	Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002 (Commission File No. 0-18217);

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003 (Commission File No. 0-18217); and

3.	Our Current Reports on Form 8-K filed on April 21, 2003, June 25, 2003 and July 17, 2003 (Commission File No. 0-18217).

Any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the completion of this offering shall also be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference will be modified or superseded by any information contained in this prospectus or in any other document filed later with the SEC which modifies or supersedes such information. Any information that is modified or superseded will become a part of this prospectus as the information has been so modified or superseded.

We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Joseph G. Bleser, Secretary, Transcend Services, Inc., 945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326, telephone number (404) 364-8000.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and the documents incorporated by reference in this prospectus, before deciding to invest in our common stock.

We have a history of operating losses and an investment in our common stock is extremely speculative and involves a high degree of risk.

We reported a net loss attributable to common stockholders of $1,067,000 and $1,188,000 in 2001 and 2000, respectively. Although we reported net income attributable to common stockholders of $210,000 and $412,000 for the six months ended June 30, 2003 and the year ended December 31, 2002, respectively, the net income attributable to common stockholders for the year ended December 31, 2002 included a gain on sale of assets of $957,000 without which we would have reported a net loss attributable to common stockholders of $545,000. Further, we reported an accumulated deficit of $25,612,000 as of June 30, 2003. As a result, there can be no assurance that we will be able to continue to achieve and maintain profitability for the remainder of 2003 and beyond. Accordingly, an investment in our common stock is extremely speculative in nature and involves a high degree of risk.

Our ability to sustain and grow profitable operations is dependent upon our ability to provide additional transcription services to existing and new customers at reasonable prices.

The market for transcription services is extremely cost competitive, especially when foreign transcription companies with a lower operating cost structure are competing for business with us. Our future growth is dependent on our ability to attract new customers and our ability to sell additional transcription services to our existing customers. We cannot predict whether or not we will continue to provide transcription services to our existing customers at their current levels, if at all. If we are unable to attract new customers or sell additional services to our existing customers, our revenue will likely decline.

We may not be able to recruit and hire a sufficient number of new or replacement medical language specialists to sustain or grow our current level of revenue.

We cannot provide transcription services to our customers within contracted delivery standards without a qualified number of medical language specialists (“MLS’s”). MLS’s are in short supply. Our annualized MLS workforce turnover approximates 30%. Since one MLS can generate transcription service revenue of approximately $5,000 per month, maintaining a sufficient number of MLS’s to support existing and new customers is an ongoing recruiting challenge. If the size of our MLS workforce is deficient, it could result in a deterioration of our gross margins caused by incentive pay requirements for the MLS’s to process our transcription workload and/or delayed turnaround times for processing our transcription workload, which adversely affects customer satisfaction. We rely upon both in-house and third-party recruiters to recruit and hire a sufficient number of qualified MLS’s to meet our current and projected needs. We attempt to attract and retain MLS’s by offering excellent pay and benefits and the opportunity to work from home utilizing our state-of-the-art, Internet-based system. Nonetheless, there can be no assurance that we will be able to hire and retain a sufficient number of MLS’s to meet our needs. Failure to do so, could have a material adverse effect on our ability to undertake additional business or to complete projects in a timely manner, which could adversely affect our operating results and financial condition.

Our inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect on our business, operating results and financial condition.

We are heavily dependent upon our ability to attract, retain and motivate skilled technical and managerial personnel, especially highly skilled technical, implementation and production management personnel who assist in the development, implementation and production management of the medical transcription service that we provide to our customers. The market for such individuals is intensely competitive. Our primary difficulty in hiring and retaining these critical human resources is our inability to offer the cash compensation levels that many of our larger-sized competitors that have more financial resources than us can offer to these technical and managerial resources. Due to the critical role of our system development, implementation and production management personnel, the inability to recruit successfully or the loss of a significant number of these personnel would have a material adverse effect on us. Our industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect upon our business, operating results and financial condition.

The loss of our key personnel could have a material adverse effect on our business.

Our future success depends in part on the performance of our executive officers and key employees. We do not have employment agreements with any of our executive officers. The loss of the services of any of our executive officers or other key employees, in particular Messrs. Larry G. Gerdes (our Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer), Thomas C. Binion (our Chief Operating Officer who is responsible for sales, marketing, customer service, recruiting, implementation services and production management) and Carl P. Hawkins (our Chief Information Officer), could have a material adverse effect on our business, operating results and financial condition.

Our success will depend on our ability to adapt to rapid technological change.

Our ability to remain competitive in the medical transcription industry is based on our ability to utilize state-of-the-art technology in the services that we provide to our customers. Accordingly, we have a substantial ongoing commitment to research and development. In this regard, we are currently evaluating new technologies, such as digital imaging systems, voice recognition and natural language processing, to yield faster turnaround times, better workflow management and increased productivity, all of which are essential for us to remain competitive. Our research and development expenses were $332,000, $324,000 and $329,000 in 2002, 2001 and 2000, respectively. In addition, our capital expenditures for computer equipment and software were $384,000, $602,000 and $652,000 in each of those years, respectively. If we are unable to identify and implement technological changes in a timely manner, we may lose a portion of our market share which would adversely affect our results of operations.

We operate in a highly competitive market and can make no assurance that we will be able to compete successfully against our current or future competitors.

The market for medical transcription services is intensely competitive. We experience competition from many local, regional and national businesses. The medical transcription services market is highly fragmented with more than 1,000 companies competing in the United States alone. Our largest domestic competitors are MedQuist, Inc., Total eMed/EDiX, and Healthscribe, Inc., each of which is substantially larger and has significantly more resources than us. In addition, the medical transcription industry in the United States has experienced severe price competition from overseas competitors located primarily in India and the Philippines. While we attempt to compete on the basis of fast, predictable turnaround times and consistently high accuracy and document quality, all offered at a reasonable price, there can be no assurance that we will be able to compete effectively, if at all, against our low-priced competitors. These competitive forces could result in Transcend losing market share, reducing margins and/or increasing investments. As a result, our business, operating results and financial condition could be materially and adversely affected.

We are a party to litigation that could have a significant adverse effect on our results of operations and financial condition.

Our Lady of the Lakes Hospital, Inc., a former customer of our former medical records contract management business, filed a lawsuit against us in 2001 alleging, among other things, that we breached certain contracts between us, including a staffing and management servicing contract, a transcription platform agreement and a marketing agreement. The former customer is seeking an unspecified amount of monetary damages from us. We denied the allegations and counterclaimed against the former customer seeking unpaid fees and interest thereon. While we believe that we have meritorious defenses against the allegations, an adverse judgment in the lawsuit against us could have a significant adverse effect on our results of operations and financial condition.

We are also a party to a dispute with another company regarding the level of fees payable by us under a cross-marketing agreement that provides for binding arbitration of disputes. The binding arbitration process has not been scheduled at this time. While we believe that we have meritorious defenses against the claims of the other party in the dispute, there can be no assurance that the results of this binding arbitration will not have material adverse effect on our results of operations and financial condition.

Our directors and executive officers own a significant amount of our common stock and will be able to exercise significant influence on matters requiring shareholder approval.

Our directors and executive officers collectively own approximately 28.6% of our outstanding common stock. Consequently, together they continue to be able to exert significant influence over the election of our directors, the outcome of most corporate actions requiring shareholder approval and our business, which may have the effect of delaying or precluding a third party from acquiring control of us. These transactions may include those that other shareholders deem to be in their best interest and in which these other shareholders might otherwise receive a premium for their shares over current market prices.

The market price for our common stock is extremely volatile which could cause you to lose a significant portion of your investment.

The market price of our common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results of other companies in the medical transcription industry, changes in conditions affecting the economy generally, general trends in the healthcare industry, sales of common stock by our insiders, as well as other factors unrelated to our operating results. Since January 2000, the market price of our common stock has ranged from a high of $6.25 on January 4, 2000 to a low of $0.61 on December 31, 2002. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares.

We do not intend to pay cash dividends on our common stock and therefore you should not expect or rely on an investment in our common stock to produce any dividend income for the foreseeable future.

Currently, we intend to retain all of earnings to fund our operations and the continued development of our business and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors and will be based on our earnings, capital requirements, financial condition, and other factors deemed relevant by the board. To the extent that you require or expect dividend income from your investments, you should not expect or rely on an investment in our common stock to produce any dividend income in the foreseeable future.

You may not be able to seek remedies or recover against Arthur Andersen under the federal securities laws.

In reliance on Rule 437a under the Securities Act, we have not filed a written consent of Arthur Andersen with respect to the inclusion in this prospectus of their reports regarding our audited financial statements for the fiscal year ended December 31, 2000. Because Arthur Andersen has not provided a written consent to the inclusion of its reports in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. Furthermore, relief in connection with claims that may be available to shareholders under the federal securities laws against auditing firms may not be available to shareholders as a practical matter against Arthur Andersen as it has ceased operations.

TRANSCEND SERVICES, INC.

OVERVIEW

We provide medical transcription services to the healthcare industry. Transcription services encompass receiving, typing, formatting and distributing electronic copies of physician-dictated medical documents.

We create text files from voice files without regard to how the dictation was captured. Voice recordings can be captured on either our proprietary systems or on other popular third-party systems.

Our mission is to become the preeminent supplier of dictation and transcription tools to the healthcare market. Our state-of-the-art, web-based voice and data distribution technology provides an efficient and secure platform for our home-based medical language specialists, who document patient care by converting physicians’ voice recordings into electronic medical record documents. We have invested significant time and intellectual capital in designing and managing a production environment that ensures the timely, accurate and secure creation and distribution of electronic medical documents, which form the foundation for the patient medical record. We believe this tested and proven infrastructure helps us differentiate ourselves from the vast majority of transcription companies.

Our proven production technology helps to ensure the timely, accurate and secure creation and distribution of electronic medical documents. Based upon comprehensive, written annual surveys of our customers, we believe that our services can be differentiated from that of our competitors by fast, predictable turnaround times; by quality and accuracy; by distribution methodology and flexibility; and perhaps most important, by the breadth and depth of our service offerings. We can create customized transcription services that fit any client’s needs, from the large in-house department that needs a new data center, to the department that desires a complete outsourcing solution, to project-based overflow work. In addition to a proven set of technologies that deliver superior service, we are actively testing voice recognition software, a technology that has long been in development but which we see as an important trend in the healthcare transcription industry. While we do not have any patents for our proprietary technology, we are in the process of preparing a patent application for our proprietary voice recognition process.

The market for our medical transcription services and software products is sizable. According to a report on the transcription services industry prepared by the Medical Transcription Industry Alliance in January 2002, the total annual market potential for outsourced medical transcription services is estimated to be approximately $6 billion. While competition is significant with over 1,000 transcription services companies nationally, we believe that we are one of only a handful of companies that operates on a single, Internet-based technology and uses US-based medical language specialists.

Our customers include hospitals, hospital systems, multi-specialty clinics and individual physician practices in the United States.

Government regulation, managed care and labor resource constraints are shaping new opportunities for us and other healthcare service providers. Breakthroughs in telecommunications technologies and the growing acceptance of the Internet are enabling home-based professionals to provide more and more services to meet the needs of the healthcare industry. New applications, such as voice recognition and digital imaging, are also emerging, allowing for increased productivity, capacity and quality. In addition, compliance requirements have increased the importance of the security and confidentiality of patient medical records at all levels of the healthcare industry. Demand for documentation of clinician decisions has increased, raising demand for the types of transcription services offered by us. Most recently, the Health Insurance Portability and Accountability Act (“HIPAA”) has provided us with both a challenge to comply with its evolving security and confidentiality requirements and an opportunity to differentiate ourselves, in particular from foreign competitors and those unable to invest in the time and technologies necessary to ensure HIPAA compliance. We have designated our Chief Information Officer (“CIO”) as our HIPAA Compliance Officer. Our CIO has implemented physical, technical and administrative safeguards related to the access, use and/or disclosure of protected health information as defined by HIPAA to help ensure the privacy and security of this information as required by HIPAA. As a result of these factors and trends, specialized healthcare service companies, like us, are leveraging technology to increase their value to healthcare providers.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326 and our telephone number is (404) 364-8000. For further information about Transcend, see “Where You Can Find More Information” on page 2.

BUSINESS STRATEGY

Our sole focus is providing medical transcription services to the healthcare industry. Our strategy is to succeed in the marketplace by: (1) increasing our penetration in the market; (2) maintaining and enhancing customer satisfaction; (3) sustaining technological leadership; (4) attracting and retaining talented medical language specialists (“MLS’s”); (5) managing internal growth effectively; (6) increasing our visibility; and (7) helping the market to understand how our offerings are different and superior.

Increase Market Penetration

We believe that our tested and proven infrastructure will allow us to serve substantially more customers without a significant increase in fixed cost. While continuing to focus on day-to-day customer satisfaction, we intend to add new accounts to our existing customer base so as to efficiently utilize the capacity of our infrastructure and established customer-oriented support organization.

We have hired an experienced Vice President of Sales & Marketing and an experienced sales team to focus exclusively on new account sales of medical transcription services. We have begun marketing initiatives that will improve our ability to create visibility and generate sales leads. In addition, our established account management organization will act as one of several lead generation sources for our sales force.

Maintain and Enhance Customer Satisfaction

We believe that our best sales force is happy customers, who provide sales leads and references. Accordingly, we have an ongoing program to monitor and improve customer satisfaction. This program includes continuous monitoring of transcription production statistics relative to contracted standards, periodic transcription customer surveys and a dedicated customer support organization that maintains regular, oftentimes daily, contact with transcription customers.

Sustain Technological Leadership

We intend to utilize the most effective technologies available to improve the medical transcription process, because we believe that the application of advanced technologies will reshape the way patient information is managed across the healthcare delivery system in the future as well as provide margin expansion through improved business efficiencies. We have converted all of our transcription operations to an Internet-based platform, which provides significant advantages in recruiting, workflow management and production control. We will continue to invest in improving our infrastructure to yield faster turnaround times, better workflow management, and increased productivity by evaluating new technologies such as voice recognition and natural language processing. We have also made a concerted effort to ensure that our information, and that of our clients, remains confidential and secure.

Attract and Retain Professional Staff

One of our critical success factors is the recruitment and retention of the industry’s best skilled resources (MLS’s, application developers and service and sales professionals). We believe that there will be a shortage of qualified professionals in the future, most certainly with MLS’s, who are already in short supply. The solution to this shortage will be to attract and retain a core group of knowledge workers by offering excellent pay and benefits, stable and caring management and, in the case of MLS’s, the opportunity to work from home. This core group of knowledge workers may support less skilled production employees and may complete documents that have been translated using voice recognition software.

Manage Necessary Internal Growth

We intend to grow internally through a direct sales force focused on new accounts and an account manager organization focused on our existing customer base. This will involve adding sales and account management resources as necessary to concentrate on revenue growth.

Increase Our Visibility To The Target Market

We are actively developing strategic alliances and/or license agreements with a number of companies in the healthcare industry to increase the distribution of our services and/or to increase our ability to offer services to clients using other transcription platforms.

Our strategies to build visibility, generate an understanding of our differentiating features and attract leads include targeted public relations, sales support activities, advertising in industry trade publications, direct mailings, attendance at key industry shows, exploiting our web site presence, building upon existing software, hardware and service vendor relationships to generate leads and/or introductions to prospects for transcription services, and utilizing customer testimonials to generate new sales leads.

Increase Target Market’s Understanding of Our Differentiators

We have designed a proven production technology that helps to ensure the timely, accurate, and secure creation and distribution of electronic medical documents. Based upon comprehensive, written annual surveys of our customers, we believe that our services can be differentiated from those of competitors by a number of factors. These factors include: fast, predictable turnaround times; consistently high accuracy and document quality; flexible distribution methodology that delivers documents securely to a variety of end-user sources including healthcare information systems, faxes, printers and a web-based console; and a breadth and depth of offerings unmatched in the industry. We can create customized transcription services that fit any client’s needs, from the large in-house department that needs a new data center; to the department that desires a complete outsourcing solution; to project-based overflow work. Our offerings make use of a range of technologies, including an advanced typing platform, a secure and reliable data center, and advanced integration and distribution technologies. In addition, we are actively testing voice recognition software, which we believe has particular merit for the healthcare transcription industry.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data for the periods indicated, which data has been derived from our consolidated financial statements. The consolidated financial statements as of, and for each of the years in the two-year period ended December 31, 2002, have been audited by Miller Ray & Houser, independent public accountants, as indicated in their report thereon, which is incorporated by reference into this prospectus. The consolidated financial statements as of, and for each of the years in the three-year period ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants. Since Arthur Andersen has subsequently ceased practicing before the SEC, we have been unable to obtain their written consent to the inclusion in their report of independent public accounts on our consolidated financial statements that were audited by Arthur Andersen. See “Notice Regarding Arthur Andersen LLP”. The selected consolidated financial data presented in the following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except per share data)	2003	2002	2002	2001	2000	1999	1998
Consolidated Statements of Operations Data: (1) (2) (3) (4)
Revenue	$6,874	$5,902	$12,225	$11,817	$24,007	$47,281	$51,608
Income (loss) from operations	$390	$(136)	$42	$(214)	$(363)	$(7,375)	$642
Income (loss) before discontinued operations (4)	$390	$824	$999	$(139)	$(233)	$(2,456)	$60
Income (loss) before discontinued operations per common share	$0.05	$0.13	$0.11	$(0.14)	$(0.16)	$(0.67)	$(0.10)
Diluted weighted average shares outstanding (3)	4,658	4,526	4,547	4,404	4,341	4,386	4,224

	June 30,		December 31,
	2003	2002	2002	2001	2000	1999	1998
Consolidated Balance Sheets Data:
Total assets	$3,434	$3,220	$3,215	$3,128	$5,679	$17,482	$22,383
Total debt	$0	$0	$0	$0	$614	$6,903	$8,383
Stockholders’ equity	$2,673	$2,484	$2,421	$2,009	$2,176	$2,568	$7,512

(1)	Transcend has completed several acquisitions and divestitures that could affect the comparability of the information reflected in the table. Revenue attributable to business units that were sold or to customers that were not converted to Transcend’s proprietary Internet-based platform totaled $29,361 in 1998, $33,996 in 1999 and $10,341 in 2000.
(2)	Certain prior year results related to the operations of First Western Health Corporation, Veritas Health Management, Transcend Case Management, and Cascade Health Information Software, Inc. (“Cascade”) have been reclassified to income (loss) from discontinued operations for comparative purposes.
(3)	Diluted weighted average shares of common stock have been restated to show the effects of the 1-for-5 reverse stock split effected on January 14, 2000.
(4)	On May 31, 2002, the Company sold certain assets and the operations of Cascade to QuadraMed Corporation for $911,000 in cash and the assumption of certain liabilities, which resulted in a gain on the sale of assets of $962,000 in the six months ended June 30, 2002.

SELLING SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 16, 2003 by the shareholders who are offering common stock under this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names.

	Shares Beneficially Owned Before the Offering (1)			Shares Beneficially Owned After the Offering (1) (2)
Name of Selling Shareholder	Amount	As a Percentage of Shares Outstanding	Shares Offered	Amount	As a Percentage of Shares Outstanding
Laumar Investors Limited Partnership(3)	547,530	7.5%	515,000	32,530	*
Larry G. Gerdes(4)	992,295	13.6%	435,375	556,920	7.6%
Walter S. Huff, Jr.(5)	946,740	12.9%	375,000	571,740	7.8%
Richard L. Gunderson Individual Retirement Account, RBC Dain Rauscher Custodian	250,000	3.4%	250,000	0	*
Monmouth College	278,622	3.8%	250,000	28,622	*
Transylvania University	278,622	3.8%	250,000	28,622	*
St. Paul Fire and Marine Insurance Company	200,000	2.7%	200,000	0	*
Richard M. Lucas Foundation	199,391	2.7%	170,562	28,829	*
Donald L. Lucas, Successor Trustee, Donald L. Lucas Profit Sharing Trust(6)	203,312	2.8%	190,062	13,250	*
Christianson Investment Company	102,500	1.4%	100,000	2,500	*
Roy Kirkorian	83,656	1.1%	52,625	31,031	*
Gerald C. Down	26,312	*	26,312	0	*
Paul K. Joas	42,785	*	26,312	16,473	*
C. Thoele Lifetime Trust(7)	45,580	*	26,312	19,268	*
George B. Caldwell, Trustee of the George B. Caldwell Trust Agreement dated October 26, 1993(8)	40,410	*	25,562	14,848	*
Lauri S. Grubb(9)	153,859	2.1%	10,300	143,559	2.0%

Total	4,391,614	60.0%	2,903,422	1,488,192	20.3%

*	Represents less than 1% of issued and outstanding common stock.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The ownership percentages are based upon 7,316,565 shares. None of the selling shareholders hold presently exercisable stock options or warrants to purchase shares.
(2)	Assuming all offered shares are sold. Because the selling shareholders may sell all, some or none of their shares included in this prospectus, we cannot estimate the number and percentage of shares that the selling shareholders will hold after any particular sale.
(3)	The General Partner of Laumar Investors Limited Partnership is Mr. Mark C. Huff, who is the son of Mr. Walter S. Huff, Jr., who is a member of the Board of Directors of Transcend Services, Inc.
(4)	Mr. Larry G. Gerdes is Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of Transcend Services, Inc.
(5)	Mr. Walter S. Huff, Jr. is a member of the Board of Directors of Transcend Services, Inc.
(6)	Mr. Donald L. Lucas was Chairman of the Board of Directors of Transcend Services, Inc. from the Company’s inception until May 8, 2001 at which time Mr. Gerdes became Chairman of the Board.
(7)	The Trustee of the C. Thoele Lifetime Trust is Mr. Charles E. Thoele, who is a member of the Board of Directors of Transcend Services, Inc.
(8)	The Trustee of the George B. Caldwell Trust Agreement dated October 26, 1993 is Mr. George B. Caldwell, who was a member of the Board of Directors of Transcend Services, Inc. until May 8, 2001.
(9)	Mrs. Lauri S. Grubb is the daughter of Mr. Walter S. Huff, Jr., who is a member of the Board of Directors of Transcend Services, Inc.

USE OF PROCEEDS

The shares of our common stock offered under this prospectus will be sold by the selling shareholders named in this prospectus. We will not receive any of the cash proceeds from the sale of shares of common stock by the selling shareholders.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. Selling shareholders are comprised of shareholders who received the shares offered by this prospectus through the redemption and/or conversion of our Series A and B Convertible Preferred Stock effective as of June 25, 2003 or through the receipt of shares of common stock in lieu of preferred stock cash dividends at the February 15 and May 15, 2003 preferred stock dividend payment dates.

We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

The selling shareholders may offer and sell shares of our common stock being offered by this prospectus from time to time in a number of ways, including:

•	through agents to the public or to one or more purchasers;

•	through dealers to the public or to one or more purchasers;

•	to or through underwriters for resale to the public or to one or more purchasers;

•	directly to one or more purchasers; or

•	through a combination of such methods.

The selling shareholders may offer and sell shares of our common stock being offered by this prospectus from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

The transactions in which selling shareholders may offer and sell shares of our common stock being offered by this prospectus directly to purchasers or through underwriters, dealers or agents at fixed, market or negotiated prices include:

•	sales directly into the trading market for the common stock;

•	block transactions;

•	underwritten offerings; or

•	privately negotiated sales.

Agents

The selling shareholders may designate agents from time to time to solicit purchases of our common stock. The selling shareholders may also sell shares of our common stock to an agent as a principal.

Dealers

If the selling shareholders utilize a dealer in the sale of shares of our common stock being offered by this prospectus, the selling shareholders will sell the shares to the dealer, as principal. The dealer may then resell the shares of our common stock to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters

If shares of common stock are sold in underwritten offerings, the underwriters may acquire the shares for their own account. The underwriter may resell the shares of our common stock in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, at market prices determined at the time of sale, at prices related to such market price or at negotiated prices. The selling shareholders will execute an underwriting agreement with the underwriter at the time of sale, and the obligations of the underwriter to purchase the shares of our common stock will be subject to the conditions set forth in such applicable underwriting agreement. The selling shareholder, or the purchasers of the shares of our common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts and commissions. The underwriter may sell the shares of our common stock to or through dealers, in a syndicate or otherwise, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

Direct Sales

The selling shareholders may also sell the shares of our common stock directly to one or more purchasers without using underwriters, dealers or agents.

To facilitate the offering of the shares of our common stock, underwriters participating in a firm commitment underwritten offering may engage in transactions that stabilize or maintain the price of the shares. This may include over-allotments of the shares of our common stock, which involve the sale by underwriters participating in the offering of more shares than the selling shareholders sold to them. In these circumstances, these underwriters would cover such over-allotments by making purchases in the open market or by exercising any over-allotment option. In addition, these underwriters may stabilize or maintain the price of the shares of our common stock by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of our common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

In addition, persons participating in the offering may engage in short sales. Shorts sales involve the sale by these persons of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than such person’s option to purchase additional shares from the selling shareholder in the offering. These persons may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, these persons will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. These persons must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if these persons are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Any underwriter who is a qualified market maker on the Nasdaq SmallCap Market may engage in passive market making transactions in the shares of our common stock in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the shares. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the shares of our common stock; if all independent bids are lowered below the passive market marker’s bid, however, the passive market maker must either promptly lower its bid or otherwise comply with Rule 103(b)(3) of Regulation M.

We will set forth in a prospectus supplement or a post-effective amendment the terms of the offering of the shares of our common stock, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the shares of our common stock being offered;

•	the proceeds the selling shareholder will receive from the sale;

•	any over-allotment options under which the underwriters may purchase additional shares of our common stock from the selling shareholders;

•	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

•	any public offering price; and

•	any discounts or commissions allowed or reallowed or paid to dealers.

Dealers and agents participating in the distribution of the shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act. Any discounts and commissions received by underwriters, dealers and agents, and any profit realized by them on resale of the shares, may be deemed to be underwriting discounts and commissions. The selling shareholders may agree to indemnify any underwriter, dealer or broker-dealer or agent that participates in transactions involving sales of the shares of our common stock against certain liabilities, including liabilities under the Securities Act.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 15,000,000 shares of common stock, $0.05 par value per share, and up to 2,000,000 shares of preferred stock, $0.01 par value per share. There are 7,316,565 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding as of September 26, 2003.

Common Stock

Subject to the rights of any holder of shares of our preferred stock, each holder of our common stock is entitled to one vote per share for the election of directors as well as other matters, to dividends as and when declared by our Board of Directors, and, upon liquidation, to share in our net assets pro rata in accordance with his holdings. Our common stock has no preemptive, redemption, conversion or subscription rights, and all outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the power, without further action by the holders of shares of our common stock, to divide any and all shares of our preferred stock into series and to fix and determine the relative rights and preferences of our preferred stock, such as the designation of the series and the number of shares constituting such series, voting rights, dividend rights, redemption and sinking fund provisions, liquidating and dissolution preferences, conversion or exchange rights, if any. Issuances of preferred stock by our Board of Directors may result in such shares having senior dividend and/or liquidation preferences to the holders of shares of our common stock and may dilute the voting rights of such holders.

We believe that the ability of our Board of Directors to issue one or more series of preferred stock provides the Board with the following advantages:

•	flexibility in timing and structuring possible future financings and in meeting other corporate needs that might arise; and

•	reducing our vulnerability to takeover attempts and other transactions that have not been negotiated and approved by our Board of Directors.

Our Board believes that takeover attempts that have not been negotiated with and approved by the Board of Directors present shareholders with the risk of a takeover on terms that may be less favorable than might otherwise be available. An unsolicited non-negotiated takeover attempt can seriously disrupt the business and management of a corporation and cause great expense. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of our assets.

However, the Board’s ability to issue additional series of preferred stock may create disadvantages for our shareholders, including the following:

•	as a result of the Board’s ability to fix voting rights for a series of preferred stock, our Board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to block a hostile tender offer, merger or other transaction by which a third party seeks control, thereby assisting management to retain its position; and

•	the Board’s ability to issue additional shares of preferred stock could also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices, thereby depriving shareholders of their opportunity to participate in such a transaction.

Our Board of Directors has concluded the potential benefits of the Board’s ability to issue additional series of preferred stock outweigh the disadvantages. Our authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The Nasdaq National Market currently requires stockholder approval as a prerequisite to listing shares in several instances, including the sale or issuance of common stock (or securities convertible into common stock) equal to 20% or more of the presently outstanding common stock for less than the greater of book or market value. There are 2,000,000 shares of our preferred stock reserved for and available for issuance as of September 26, 2003, but we have no present plans to issue any shares of our preferred stock.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus are being passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus for the fiscal years ended December 31, 2001 and 2002 have been audited by Miller Ray & Houser LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting.

The audited consolidated financial statements incorporated by reference in this prospectus for the fiscal year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this prospectus as having audited these financial statements for the fiscal year ended December 31, 2000, as required by Section 7 of the Securities Act. Accordingly, we have included these financial statements in reliance on Rule 437a under the Securities Act. Due to the lack of Arthur Andersen’s written consent to the inclusion of its reports in this prospectus, Arthur Andersen will not have any liability under Section 11 of the Securities Act for false and misleading statements and omissions contained in the prospectus, including the financial statements, and any claims against Arthur Andersen related to any such false and misleading statements will be limited.

TRANSCEND SERVICES, INC.

2,903,422 SHARES

COMMON STOCK

PROSPECTUS

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are estimates of the fees and expenses payable by Transcend Services, Inc. (the “Company”) in connection with the offer and sale of the common stock being registered:

SEC Registration Fee	$716
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	5,000
Printing, Materials, and Postage	5,000
Miscellaneous Expenses	284

Total	$21,000

Item 15. Indemnification of Directors and Officers

The Company’s Bylaws permit it to indemnify a director and officer who or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative (other than an action by or any right of the Company) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in a manner which he or she reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

In addition, under its Bylaws, the Company may indemnify an officer or director who was or is a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of another corporation, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the Company, except no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Company’s Bylaws provide that indemnification of the costs and expenses of defending any action is required to be made to any officer or director who is successful (on the merits or otherwise) in defending an action of the type referred to in the immediately preceding paragraphs. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made: (i) by the Company’s Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of a majority of shares entitled to vote.

The Bylaws of the Company further provide for the expenses (including attorney’s fees) incurred by any officer or director in defending a civil or criminal action, suit or proceeding to be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by him or her to repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified by the Company as authorized in the proceeding paragraphs. No security shall be required for such undertaking.

The Bylaws of the Company also permit the Company to purchase and maintain insurance on behalf of any person who was is a director or officer of the company, or is or was serving at the request of the Company as an officer or director of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the officer or director and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify the director or officer against such liability.

Limitation of Liability. The Certificate of Incorporation also provides that directors of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. This provision would have no effect on the availability of equitable remedies or non-monetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Company). Further, liability of a director for violations of the federal securities laws will not be limited by this provision.

Item 16. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit

4.1†	Certificate of Incorporation (amended and restated pursuant to Rule 102 of Regulation S-T)

4.2	Restated Bylaws (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended May 31, 1993)

5.1†	Legal Opinion of Smith, Gambrell & Russell, LLP

23.1	Consent of Miller Ray & Houser LLP

23.2*	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a)

23.3†	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion at Exhibit 5.1)

24.1†	Power of Attorney (contained in the signature page to this Registration Statement)

*	After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP to the incorporation into this Registration Statement on Form S-3, of their report with respect to our financial statements, which appeared in our Annual Report on Form 10-K for the year ended December 31, 2000. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended, permits this Registration Statement to be filed without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the incorporation by reference of their report into this Registration Statement, you will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statement of a material fact contained in our financial statements for the year ended December 31, 2000 incorporated herein or any omissions to state a material fact required to be stated therein.
†	Previously filed.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 29th day of September, 2003.

TRANSCEND SERVICES, INC.

By:	/s/ Larry G. Gerdes
Larry G. Gerdes, President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Larry G. Gerdes Larry G. Gerdes	Chairman of the Board, President, Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer)	September 29, 2003

* Cheryl J. Luster	Controller (principal accounting officer)	September 29, 2003

* Joseph P. Clayton	Director	September 29, 2003

* Walter S. Huff, Jr.	Director	September 29, 2003

* Charles E. Thoele	Director	September 29, 2003

/s/ James D. Edwards James D. Edwards	Director	September 29, 2003

*By: /s/ Larry G. Gerdes Larry G. Gerdes

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

23.1	Consent of Miller Ray & Houser LLP